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                                                               EXHIBIT 99(d)(2)
                         Castle & Cooke, Inc.



                                                                 March 29, 2000


Flexi-Van Leasing, Inc.
251 Monroe Avenue
Kenilworth, New Jersey 07033-1106

           Re: CONFIDENTIALITY AND NON-WAIVER AGREEMENT

Ladies and Gentlemen:

     Flexi-Van Leasing, Inc. ("FLEXI-VAN") has made a proposal to purchase the shares of Castle & Cooke, Inc. (the "COMPANY") that it or its affiliates do not own (the "PROPOSAL"). In connection with this Proposal, Flexi-Van has requested to review certain confidential information concerning the Company.

     As a condition to Flexi-Van being furnished such information, Flexi-Van agrees to treat any information and all copies or other reproductions thereof (herein collectively referred to as the "CONFIDENTIAL INFORMATION"), whether prepared by the Company, its advisors or otherwise (including information and analysis prepared by Flexi-Van based on other Confidential Information) and regardless of the form in which it is furnished, communicated or maintained, that is to be or has been furnished to Flexi-Van or Flexi-Van's representatives (which terms shall include Flexi-Van's directors, officers, employees, agents accountants, attorneys, financing sources or financial advisors and affiliated companies, including Pacific Holding Company) by or on behalf of the Company in accordance with the provisions of this letter, and to take or abstain from taking certain other actions as herein set forth. The term "Confidential Information" does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by Flexi-Van or Flexi-Van's representatives, or (ii) becomes available to Flexi-Van on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by Flexi-Van to be or have been bound by a confidentiality agreement with or other obligation of confidentiality to the Company or another party.

     Flexi-Van hereby agrees that the Confidential Information will be used by Flexi-Van and Flexi-Van's representatives solely for the purposes of conducting their due diligence in connection with the Proposal and will be kept confidential by Flexi-Van and Flexi-Van's

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representatives; provided, however, that (i) any such Confidential Information may be disclosed to Flexi-Van's representatives who need to know such information in connection with the Proposal (it being understood that such representatives will be informed by Flexi-Van of the confidential nature of such information, will be directed by Flexi-Van to treat such information confidentially on the terms of this agreement to the same extent as if they were parties hereto and Flexi-Van will be responsible for any breach by such representatives of this agreement), and (ii) any disclosure of such information may be made to which the Company consents in writing prior to such disclosure.

     Flexi-Van acknowledges that some or all of the Confidential Information may constitute "material, non-public information" concerning the Company within the meaning of the United States federal securities laws and the securities laws of other jurisdictions. Flexi-Van is aware, and will advise its representatives, that such securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances under which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     Although the Company endeavored to include in the Confidential Information information known to it which it believes to be relevant for the purpose of Flexi-Van's investigation of the Company and its operations and performance, Flexi-Van acknowledges and agrees that neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Confidential Information.

     Flexi-Van hereby acknowledges that money damages would be difficult to calculate and an insufficient remedy for any breach of this agreement by Flexi-Van or Flexi-Van's representatives and that any such breach would cause the Company irreparable harm. Accordingly, Flexi-Van agrees that in the event of any breach or threatened breach of this agreement, the Company, in addition to other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. If the Company shall commence any action or proceeding against Flexi-Van or any of Flexi-Van's representatives in order to enforce this Agreement or to recover damages as a result of an alleged breach of this Agreement, then the party hereto that prevails in such action or proceeding shall be entitled to recover in addition to the amount of any judgment or other award entered therein, all reasonable cost and expenses, including without limitation reasonable attorney's fees, incurred in connection therewith.

     The agreements set forth in this letter may be modified or waived only by a separate writing assigned by the Company and by Flexi-Van expressly so modifying or waiving such agreements. This agreement shall expire and be of no further force and effect on the third anniversary of the date hereof, or if earlier, on the date a transaction resulting from the proposal is consummated.

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     This agreement shall be governed by, and construed in accordance with, the laws of California.

     If the foregoing is acceptable, kindly sign and return a duplicate copy of this letter to the undersigned.


                                       Very truly yours,

                                       CASTLE & COOKE, INC.

                                       By: /s/ Edward C. Roohan
                                           -------------------------------
                                           Name: Edward C. Roohan
                                                 -------------------------
                                           Title: Vice President and Chief
                                                  Financial Officer
                                                  ------------------------


                                       By: /s/ Dean R. Estrado
                                           -------------------------------
                                           Name: Dean R. Estrado
                                                 -------------------------
                                           Title: Treasurer
                                                  ------------------------


Accepted and Agreed:

FLEXI-VAN LEASING, INC.



By: /s/ Scott A. Griswold
    ----------------------------------
    Name: Scott A. Griswold
          ----------------------------
    Title: Vice President and Treasurer
           ---------------------------


By: /s/ John S. Cocke
    -------------------------------
    Name: John S. Cocke
          -------------------------
    Title: Assistant Secretary
           ------------------------



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